Exhibit 5



                                  July 27, 1998



CNS, Inc.
4400 West 78th Street
Bloomington, Minnesota 55435

            Re: Opinion of Counsel as to Legality of 750,000 Shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

            This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 750,000 shares of Common Stock, $.01 par value, of CNS, Inc. (the "Company") offered to officers, employees and members of the Board of Directors of the Company pursuant to the CNS, Inc. 1994 Amended Stock Option Plan (the "1994 Amended Plan").

            As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 750,000 shares of Common Stock to be offered to officers, employees and members of the Board of directors by the Company under the 1994 Amended Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

            The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ LINDQUIST & VENNUM P.L.L.P.